Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 11, 2010 (except as to Note 14.L, as to which the date is October     , 2010) with respect to the Consolidated Financial Statements of Prometheus Laboratories Inc. in Amendment No. 17 to the Registration Statement (Form S-1 Registration No. 333-148151) and related Prospectus of Prometheus RxDx Corp. to be filed with the Securities and Exchange Commission for the registration of its shares of common stock.

Ernst & Young LLP

San Diego, California

October     , 2010

The foregoing consent is in the form that will be signed upon completion of the 1 for 1.75 reverse stock split of the common stock of the Company described in Note 14.L to the financial statements.

/s/ Ernst & Young LLP

San Diego, California

October 28, 2010